UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

RESTORATION HARDWARE HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RESTORATION HARDWARE HOLDINGS, INC.

15 Koch Road, Suite J

Corte Madera, CA 94925

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

to be held on:

June 27, 2013

11:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders, which will be held at 11:00 a.m. (Pacific Time) on June 27, 2013, at the St. Regis Hotel located at 125 3rd Street, San Francisco, California 94103.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the two nominees named in the proxy statement to Restoration Hardware Holdings, Inc.’s board of directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Restoration Hardware Holdings, Inc.’s independent registered public accounting firm for the 2013 fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on May 10, 2013 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (415) 945-4998.

Each share of stock that you own represents one vote, and your vote as a stockholder of Restoration Hardware Holdings, Inc. is very important. For questions regarding your stock ownership, you may contact Investor Relations at (415) 945-4998 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (877) 282-1168 (within the U.S. and Canada) or (781) 575-2879 (outside the U.S. and Canada).

BY ORDER OF THE BOARD OF DIRECTORS

Carlos Alberini Chief Executive Officer

Corte Madera, California

June 5, 2013

Every stockholder vote is important. To assure that your shares are represented at the Annual Meeting, please vote over the Internet or by telephone, whether or not you plan to attend the meeting. If you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, dating and signing the enclosed proxy and mailing it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

RESTORATION HARDWARE HOLDINGS, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Information about Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Restoration Hardware Holdings, Inc. (the “Company”) for use at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the St. Regis Hotel located at 125 3rd Street, CA 94103 on June 27, 2013, at 11:00 a.m. (Pacific Time), and any adjournment or postponement thereof. The proxy statement was first mailed to stockholders on or about June 5, 2013.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the proposals described in this proxy statement.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on two proposals. The proposals are:

1.	The election to our board of directors of the two nominees named in this proxy statement; and

2.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for the 2013 fiscal year.

What is the recommendation of the board of directors on each of the proposals scheduled to be voted on at the Annual Meeting?

The board of directors recommends that you vote FOR each of the nominees to the board of directors (Proposal 1), and FOR the ratification of the appointment of PWC as our independent registered public accounting firm for the 2013 fiscal year (Proposal 2).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of the Company, and we have not received notice of any such proposals. If any other matter were to come before the Annual Meeting, the proxy holders appointed by our board of directors will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, May 10, 2013, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote 38,856,251 shares of the Company’s common stock.

Stockholder of Record: Shares Registered in Your Name

If on May 10, 2013, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares.

As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you received paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on May 10, 2013, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote via the Internet or via telephone—instructions are shown on your proxy card; or

•

vote by mail—if you received a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the envelope provided.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Pacific Time, on June 26, 2013. Submitting your proxy, whether via the Internet, by telephone or by mail if you received a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors (Proposal 1). For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors, nor will the broker be authorized to vote on Proposal 2. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•	Proposal 1. Each director must be elected by a plurality of the votes cast, meaning the votes “FOR” a director must exceed the number of votes cast “FOR” any other candidate.

•

Proposal 2. Approval of Proposal 2 requires the affirmative “FOR” vote of a majority of the shares entitled to vote on this proposal at the Annual Meeting and present in person or represented by proxy.

What if I return a proxy card but do not make specific choices?

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of any proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. We have retained Broadridge ICS to help us solicit proxies from brokers, bank nominees and other institutions for a fee of approximately $7,500, plus reasonable out-of-pocket expenses.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again over the Internet or by telephone; or

•	attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Where can I find the voting results?

The final results will be tallied by the inspector of elections and filed with the Securities and Exchange Commission (the “SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of our board of directors and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect our board of directors, which is responsible for the general governance of our company, including selection and oversight of key management; and management is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at www.ir.restorationhardware.com, by clicking on “Corporate Governance.”

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and code of ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Copies of these codes are available on our investor relations website, accessible through our principal corporate websites at www. restorationhardware.com and www.rh.com. We expect that any amendments to the codes, or any waivers of their requirements, will be disclosed on our website or as required by applicable law or New York Stock Exchange (“NYSE”) listing requirements.

Composition of our Board of Directors

Our board of directors consists of seven directors, including our Chief Executive Officer, and we expect to add two additional members to our board of directors. Our certificate of incorporation provides that, subject to any rights applicable to any then outstanding preferred stock and the terms of our stockholders agreement, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exists any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock and the terms of the stockholders agreement, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by our board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Ms. Chaya and Mr. Demilio serve as Class I directors with an initial term expiring in 2013. Mr. Mottola and Mr. Sternlicht serve as Class II directors with an initial term expiring in 2014. Mr. Alberini, Mr. Chu and Mr. Forrest serve as Class III directors with an initial term expiring in 2015.

Selection Arrangements

Under the stockholders agreement that we entered into with Home Holdings, LLC in connection with our initial public offering, Home Holdings currently has the right to nominate two members to our board of directors. Home Holdings’ equity interests are held by (i) CP Home Holdings, LLC, an investment entity managed by funds affiliated with Catterton Management Company, LLC, (ii) Tower Three Home LLC, an investment fund managed by Tower Three Partners, LLC, and (iii) funds affiliated with Glenhill Capital Management LLC. In this proxy statement, we refer to Catterton, Tower Three and Glenhill as our “Principal Equity Holders.”

“Controlled Company” Status

After the May 10, 2013 record date of the Annual Meeting, certain stockholders of the Company, including Home Holdings, sold shares of our common stock in a follow-on public offering which closed on May 20, 2013. As result of the sale of these shares by Home Holdings, we ceased to be a “controlled company” under NYSE listing rules.

Under applicable NYSE listing rules, once we are no longer a controlled company, (i) we must have at least one independent member on our nominating committee and at least one independent member on our compensation committee by the date on which we ceased to be a controlled company; (2) we must have at least a majority of independent members on each such committee within 90 days of the date on which we ceased to be a controlled company; (3) we must have fully independent committees within one year of the date on which we cease to be a controlled company; and (4) we must have a majority of independent directors on the board of directors within one year of the date on which we ceased to be a controlled company. Our board of directors intends to take all action necessary to comply with the applicable NYSE listing rules.

Board Meetings

Our board of directors and its committees meet throughout the year, and also hold special meetings and act by written consent from time to time. Our board of directors held a total of six meetings during fiscal 2012. All of the directors attended at least 75% of the meetings, other than Barry Sternlicht, who attended one of the two board meetings held during fiscal 2012 after his appointment in November 2012.

Agendas and topics for board and committee meetings are developed through discussions among management and members of our board of directors and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us.

Board Leadership Structure

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating committee. Each of these committees reports to our board of directors as it deems appropriate and as our board of directors may request.

With respect to the roles of Chairman of our board of directors and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently the roles are separated, with Mr. Alberini serving as Chief Executive Officer and Mr. Chu serving as Chairman of our board of directors. Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that our company is well served by this flexible leadership structure.

Board Independence

In April 2013, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that each of Mr. Demilio, Mr. Mottola and Mr. Sternlicht is an “independent director,” as defined under the rules of the NYSE.

Board’s Role in Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Risk Considerations in Our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our Company.

Director Compensation

We compensate our non-management directors other than designees of Home Holdings as follows:

•	an annual fee of $120,000, paid quarterly in advance;

•	a fee of $2,500 or $1,500 for each meeting attended in-person or telephonically, respectively;

•

an annual fee of $25,000 for our audit committee members, with the chair receiving $50,000; $20,000 for our compensation committee members, with the chair receiving $35,000; and $15,000 for our nomination committee members, with the chair receiving $25,000; and

•

an annual grant of restricted stock with an aggregate value equal to $125,000 based on the closing price of our common stock on the date of grant, which shares shall vest in full one year after the date of grant.

Mr. Chu and Mr. Forrest, as designees of Home Holdings, and Mr. Alberini and Ms. Chaya, as Company employees, are not participants in any director compensation program, but all directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors.

Summary Compensation Table

The following table shows the compensation earned by our directors during fiscal 2012.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation		Total
Eri Chaya	$—	$—	$3,850,312	(3)	$3,850,312
J. Michael Chu	$—	$—	$—		$—
Mark Demilio	$157,500	$374,976	$—		$532,476
William Forrest	$—	$—	$—		$—
Thomas Mottola	$38,750	$124,992	$—		$163,742
Barry Sternlicht	$36,250	$124,992	$—		$161,242
Frederick Wilson (4)	$112,500	$349,992	$—		$462,492

(1)	At February 2, 2013, the following non-employee directors each held stock awards covering the following aggregate numbers of shares:

Name	Stock Awards (number of shares)
Mark Demilio	15,624
Thomas Mottola	5,208
Barry Sternlicht	5,208

(2)	Reflects the aggregate grant date fair value of the awards of stock made in fiscal 2012, computed in accordance with FASB ASC 718.
(3)	Ms. Chaya did not receive compensation in her role as director in fiscal 2012. This amount reflects compensation to Ms. Chaya for services in her role as an executive officer in the following amounts:

Benefits and Payments	Amount
Salary	$488,461
Non-Equity Incentive Compensation Plan	$40,005
Discretionary Bonus	$3,250
Stock Awards (a)	$2,599,446
Option Awards (b)	$688,154
Auto allowance	$6,000

Total	$3,850,312

(a)

In connection with the Reorganization, as described below, Ms. Chaya received 196,232 shares of stock under our 2012 Equity Replacement Plan. The amount disclosed reflects the aggregate grant date fair value of all of the stock awards made to Ms. Chaya recorded in connection with the Reorganization, computed in accordance with FASB ASC 718. See Note 12—Stock-Based Compensation to our audited consolidated financial statements.
(b)	Reflects the aggregate grant date fair value of the grants of options to purchase 95,600 shares of common stock made in fiscal 2012, computed in accordance with FASB ASC 718. See Note 12—Stock-Based Compensation to our audited consolidated financial statements.
(4)	Mr. Wilson resigned from our board of directors in October 2012.

THE BOARD AND ITS COMMITTEES

There are three primary committees of our board of directors: the audit committee, the compensation committee and the nominating committee. Our board of directors has delegated various responsibilities and authorities to these different committees, as described below and in the committee charters. The board committees regularly report on their activities and actions to the full board of directors. Each member of the audit committee, the compensation committee and the nominating committee was appointed by our board of directors. Each of the board committees has a written charter approved by our board of directors and available on our website at www.ir.restorationhardware.com, by clicking on “Corporate Governance.”

The following table shows our current directors, their independence status, their roles on our board of directors and its committees, and the number of meetings our board of directors and each of its committees held in fiscal 2012. The two members of the compensation committee also held several informal meetings during fiscal 2012.

Director	Independent	Board	Audit	Compensation	Nominating
Carlos Alberini	No
Eri Chaya	No
J. Michael Chu	No
Mark Demilio	Yes
William Forrest	No
Thomas Mottola	Yes
Barry Sternlicht	Yes
Number of Meetings in Fiscal 2012		6	4	2	0

= Member         = Chair

Audit Committee

The audit committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm the independence of its members from its management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related-person transactions.

Our audit committee consists of Mr. Demilio and Mr. Mottola. Rule 10A-3 of the Exchange Act and NYSE rules require us to have at least three audit committee members, all of whom are independent, within one year of the date of the listing of our common stock on the NYSE. Our board of directors has affirmatively determined that Mr. Demilio and Mr. Mottola meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and NYSE rule. In addition, our board of directors has determined that Mr. Demilio qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. We intend to comply with the requirement that there be at least three members on the audit committee within the time period specified by the NYSE rules.

Our board of directors has adopted a written charter for the audit committee, which is available on our investor relations website, accessible through our principal corporate websites at www.restorationhardware.com and www.rh.com.

Compensation Committee

The compensation committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) appointing and overseeing any compensation consultants.

Our compensation committee consists of Mr. Chu, Mr. Forrest and Mr. Mottola. Our board of directors adopted a written charter for the compensation committee, which is available on our investor relations website, accessible through our principal corporate websites at www.restorationhardware.com and www.rh.com.

Nominating Committee

The nominating committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Our nominating committee consists of Mr. Forrest and Mr. Sternlicht. Our board of directors adopted a written charter for the nominating committee, which is available on our investor relations website, accessible through our principal corporate websites at www.restorationhardware.com and www.rh.com.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The nominating committee will consider candidates submitted by the Company’s stockholders, as well as candidates recommended by directors and management, for nomination to our board of directors. The nominating committee considers qualities in candidates such as the highest personal and professional integrity, demonstrated exceptional ability and judgment, broad experience in business, finance or administration, familiarity with the retail industry, ability to serve the long-term interests of the Company’s stockholders and sufficient time available to devote to the affairs of the Company. The nominating committee further reviews and assesses the activities and associations of each candidate to ensure there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on our board of directors. In making its selection, the nominating committee bears in mind that the foremost responsibility of a director of a company is to represent the interests of the stockholders as a whole.

“Election of Directors—Nominees for Director” below includes the key individual attributes, experience and skills of each of the director nominees submitted for election under Proposal 1 that led to the conclusion that each director should serve as a member of our board of directors at this time.

Stockholder Proposals for Nominees

The nominating committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in the nominating committee’s charter regarding director nominations. The nominating committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the nominating committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted in writing and must be received by the Corporate Secretary between February 5, 2014 and April 7, 2014 to ensure adequate time for meaningful consideration by the nominating committee. Each submission must include the following information:

•	The candidate’s name, age, business address and residence address;

•

the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years;

•	the class and number of shares of the Company which are beneficially owned by the candidate;

•	any potential conflicts of interest that might prevent or otherwise limit the candidate from service as an effective member;

•	any other information pertinent to the qualification of the candidate;

•	the name and record address of the stockholder making the resignation; and

•

the class and number of shares of the Company which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held for in excess of one year prior to the date of the recommendation.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to our board of directors for next year’s annual meeting is described in this proxy statement under “Additional Information—Stockholder Proposals for the 2014 Annual Meeting.”

Contacting the Board

Any stockholder who wishes to contact members of our Board may do so by mailing written communications to:

Restoration Hardware Holdings, Inc.

15 Koch Road, Suite J

Corte Madera, CA 94925

Attn: Corporate Secretary

The Corporate Secretary will review all such correspondence and provide regular summaries to our board of directors or to individual directors, as relevant, and make copies of such correspondence available to our board of directors or individual directors upon request. Any correspondence relating to accounting, internal controls or auditing matters will be handled in accordance with the Company’s policy regarding accounting complaints and concerns.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of seven directors, two of whom, the Class I directors, are nominated and standing for election at the Annual Meeting. Each director is elected to serve a three-year term.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to the Company cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by our board of directors. Alternatively, our board of directors may reduce the size of our board of directors. Each nominee has consented to serve as a director if elected, and our board of directors does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

At the recommendation of the nominating committee, our Board has nominated the following nominees listed below to serve as Class I directors for the term beginning at the Annual Meeting. The names of each nominee for director, their ages as of June 27, 2013, and other information about each nominee are shown below.

Nominee	Age	Director Since
Eri Chaya	39	2012
Mark Demilio	57	2009

Eri Chaya was appointed to our board of directors on November 1, 2012. Ms. Chaya has served as our Chief Creative Officer since April 2008. Before becoming our Chief Creative Officer, Ms. Chaya was our Vice President of Creative, starting in July 2006. From February 2004 to June 2006, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency. From May 2000 to February 2004, Ms. Chaya was a creative director at Banana Republic, a clothing retailer. Ms. Chaya was selected to our board of directors because she possesses particular knowledge and experience in product development, marketing, advertising and design.

Mark Demilio has served as a member of our board of directors since September 2009. Mr. Demilio has been a member of the board of directors of Cosi, Inc., a publicly traded national restaurant chain, since April 2004. He served as Chairman of the board of directors of Cosi from March 2010 to December 2011 and served as interim Chief Executive Officer of Cosi from September 2011 to December 2011. From April 2004 until he was named Chairman of the board of directors of Cosi, Mr. Demilio served as Chairman of the company’s audit committee. From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a publicly traded managed specialty healthcare company that manages the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. Mr. Demilio has also been the Chief Financial Officer of Youth Services International, Inc., a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP. He was a principal officer of Magellan Health Services, Inc. and 88 of its affiliates, which commenced a case on March 11, 2003, under Chapter 11 of Title 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. These companies emerged from Chapter 11 on January 5, 2004. Mr. Demilio was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE TWO NOMINATED DIRECTORS.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLC (“PWC”) as the Company’s principal independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal year 2013. The audit committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of PWC is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the audit committee will review its future selection of PWC as the Company’s independent registered public accounting firm.

The audit committee first approved PWC as our independent auditors in fiscal 2008.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, PWC. These services and fees are also reviewed with the audit committee annually. In accordance with standard policy, PWC periodically rotates the individuals who are responsible for the Company’s audit. The Company’s audit committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of PWC.

In addition to performing the audit of the Company’s consolidated financial statements, PWC provided various other services during fiscal years 2012 and 2011. The Company’s audit committee has determined that PWC’s provision of these services, which are described below, does not impair PWC’s independence from the Company. The aggregate fees billed for fiscal years 2012 and 2011 for each of the following categories of services are as follows:

Fees Billed to the Company	2012	2011
Audit fees (1)	$804,395	$594,939
Audit related fees (2)	$1,133,087	$576,271
Tax fees (3)	$109,700	—
All other fees (4)	—	—

Total fees	$2,047,182	$1,171,210

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Exchange Act, and these categories include in particular the following components:

(1) “Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of the Company’s consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with the Company’s acquisitions and statutory audit fees.

(2) “Audit related fees” include fees which are for assurance and related services other than those included in Audit fees.

(3) “Tax fees” include fees for tax compliance and advice.

(4) “All other fees” include fees for all other non-audit services, principally for services in relation to certain information technology audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by the audit committee.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Company’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended February 2, 2013 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”).

2. The Audit Committee has also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

3. The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company.

4. Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the board of directors for the fiscal year ended February 2, 2013.

Mark Demilio                     Thomas Mottola

MANAGEMENT

Below is a list of the names and ages, as of May 10, 2013 of the following persons and a description of the business experience of each of them.

Directors and Executive Officers	Age	Position
Carlos Alberini	57	Chief Executive Officer and Director
Karen Boone	39	Chief Financial Officer
Ken Dunaj	46	Chief Operating Officer
Eri Chaya	39	Director
J. Michael Chu	55	Director
Mark Demilio	57	Director
William Forrest	52	Director
Thomas Mottola	64	Director
Barry Sternlicht	52	Director

Advisor
Gary Friedman	55	Chairman Emeritus, Creator and Curator

Directors and Executive Officers

Carlos Alberini joined us as a Co-Chief Executive Officer in June 2010 and was appointed as the sole Chief Executive Officer in October 2012. He has also been a director since June 2010. Prior to joining us, he was President and Chief Operating Officer of Guess?, Inc. (“Guess”), a publicly traded specialty retailer of apparel and accessories, from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess. Mr. Alberini served as a member of the board of directors of Guess from December 2000 to September 2011. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm. Mr. Alberini’s former employer, Guess, was subject to a tax audit and assessment proceeding in Italy seeking additional tax payments from a Guess subsidiary in Italy. There was a related proceeding by a prosecutor in Italy with respect to three current and former members of the Guess Europe management team as well as Mr. Alberini who signed certain of the Guess tax returns in Italy for the relevant periods. We have been advised by our Italian counsel that tax audits in Italy involving proposed income adjustments greater than €2 million (which is the case for the Guess audit in question) are automatically referred to a public prosecutor who may choose to pursue charges against individuals rather than against the affected companies under Italian law. In January 2013, Guess stated that to avoid a potentially long and costly litigation process, it reached an agreement (which remains, in part, subject to final documentation) with the Italian tax authority, which covered fiscal years 2008 through 2013. Guess has agreed to provide legal defense costs to all the named individuals. Mr. Alberini’s employment agreement provides that he will serve as our Chief Executive Officer and as a member of our board of directors. Mr. Alberini was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations.

Karen Boone joined us as our Chief Financial Officer in June 2012. From December 1996 to June 2012, Ms. Boone worked for Deloitte & Touche LLP, an accounting and consulting firm, where she most recently served as an audit partner. Before becoming an audit partner in 2010, she served as a senior manager in Deloitte’s audit practice from 2005 to 2010 and as a manager from 2002 to 2005. Her entire career at Deloitte was spent specializing in service to retail and consumer products companies.

Ken Dunaj has served as our Chief Operating Officer since May 2006. From August 2005 to May 2006, Mr. Dunaj served as Senior Vice President, Global Logistics, for Williams-Sonoma, Inc., a specialty retailer of products for the home. From September 2000 to August 2005, Mr. Dunaj held various other positions at Williams-Sonoma, including Vice President, Distribution. Prior to joining Williams-Sonoma, Mr. Dunaj held various positions at Toys “R” Us, Inc., Genesis Direct, Inc., Reebok International Ltd. and NIKE, Inc.

Advisor

Gary Friedman was appointed Chairman Emeritus, Creator and Curator on an advisory basis in October 2012. He previously served as Chairman and Co-Chief Executive Officer from June 2010 to October 2012, and as our Chief Executive Officer from March 2001 to June 2010. He served as a member on our board of directors from March 2001 to October 2012. Prior to joining us, from 1988 to 2001, Mr. Friedman worked for Williams-Sonoma, Inc., a specialty retailer of products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 1995. Prior to joining Williams-Sonoma, Mr. Friedman spent eleven years with The Gap, Inc., a specialty retailer, in various management positions.

Directors

We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; furniture and consumer goods; sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people management; and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below, or above in the case of our Chief Executive Officer.

Eri Chaya was appointed to our board of directors on November 1, 2012. Ms. Chaya has served as our Chief Creative Officer since April 2008. Before becoming our Chief Creative Officer, Ms. Chaya was our Vice President of Creative, starting in July 2006. From February 2004 to June 2006, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency. From May 2000 to February 2004, Ms. Chaya was a creative director at Banana Republic, a clothing retailer. Ms. Chaya was selected to our board of directors because she possesses particular knowledge and experience in product development, marketing, advertising and design.

J. Michael Chu was appointed to our board of directors in June 2008. Mr. Chu serves as a Managing Partner of Catterton Partners, a leading consumer-focused private equity firm he co-founded in 1989. Mr. Chu serves on the board of directors of Bloomin’ Brands, Inc., a Nasdaq-listed restaurant business, and the board of directors of Baccarat, a luxury crystal manufacturer and brand listed on the NYSE Euronext, Paris, as well as other private company boards. Prior to forming Catterton Partners, Mr. Chu held a variety of senior management positions with The First Pacific Company and its various subsidiaries, including as Vice President and Corporate Treasurer of First Pacific in Hong Kong, and as Chief Financial Officer and Chief Operating Officer of various operating companies owned or controlled by First Pacific in both the United States and Europe. First Pacific is a Hong Kong publicly listed investment and management company where he was employed from 1983 to 1989. Prior to First Pacific he was Assistant Treasurer at Allied Bank International from 1980 to 1983. Mr. Chu was selected to our board because he possesses particular knowledge and experience both in the United States and globally, in supporting high-growth consumer businesses.

Mark Demilio has served as a member of our board of directors since September 2009. Mr. Demilio has been a member of the board of directors of Cosi, Inc., a publicly traded national restaurant chain, since

April 2004. He served as Chairman of the board of directors of Cosi from March 2010 to December 2011 and served as interim Chief Executive Officer of Cosi from September 2011 to December 2011. From April 2004 until he was named Chairman of the board of directors of Cosi, Mr. Demilio served as Chairman of the company’s audit committee. From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a publicly traded managed specialty healthcare company that manages the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. Mr. Demilio has also been the Chief Financial Officer of Youth Services International, Inc., a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP. He was a principal officer of Magellan Health Services, Inc. and 88 of its affiliates, which commenced a case on March 11, 2003, under Chapter 11 of Title 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. These companies emerged from Chapter 11 on January 5, 2004. Mr. Demilio was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

William Forrest was first appointed to our board of directors in June 2008. Since November 2007, he has been the Founder and Managing Partner of Tower Three Partners, LLC, a private equity firm. Since April 2008, he has been a member of the board of directors of Magellan Health Services, Inc., a publicly traded managed specialty healthcare company that manages the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. He served as the Non-Executive Chairman of Cosi, Inc., a publicly traded national restaurant chain, from December 2006 through November 2007. He served as the Executive Chairman of Cosi from April 2003 until December 2006. Prior to joining Cosi, Mr. Forrest was a Managing Director leading the restructuring group and serving on the management committee at Gleacher & Co., an investment bank, from 2001 until 2004. Throughout his career, he has served in executive management, investment banking and investor roles with organizations in a variety of industries including healthcare, manufacturing and food services. Mr. Forrest was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations, retail businesses and board practices of other major corporations.

Thomas Mottola was appointed to our board of directors on November 1, 2012. In 2003, Mr. Mottola founded The Mottola Company, a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. From 1993 to 2003, Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recorded music company. Prior to becoming Chief Executive Officer of Sony, he served as its President from 1988 to 1993. He has served on the board of directors of ONE World Enterprises since 2010. Mr. Mottola is widely known for signing and developing the careers of major recording artists, including Celine Dion, Mariah Carey, Beyoncé, Jennifer Lopez, Ricky Martin, Gloria Estefan, Shakira, Dixie Chicks, Marc Anthony, Barbra Streisand, Bruce Springsteen, Billy Joel and Harry Connick Jr., among many others. Mr. Mottola has served on the boards of the National Center for Missing and Exploited Children, the Police Athletic League, T.J. Martell Foundation for Cancer, Leukemia and AIDS Research and the Rock and Roll Hall of Fame Foundation and Museum. Mr. Mottola’s extensive experience as a senior executive and director of a major branded consumer company provides us with business and leadership insight.

Barry Sternlicht was appointed to our board of directors on November 1, 2012. Mr. Sternlicht has been the President and Chief Executive Officer of Starwood Capital Group, a global investment firm, since its formation in 1991 and has been the Chairman of the Board of Directors and the Chief Executive Officer of Starwood Property Trust, Inc., a NYSE-listed real estate investment trust, since its inception in 2009. He was the Chairman of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood Hotels”), a NYSE-listed company, from September 1997 to May 2005 and the Chief Executive Officer of Starwood Hotels from January 1999 to October 2004. He was also the Chairman of Starwood Hotels & Resorts, a wholly-owned subsidiary of Starwood Hotels, from January 1995 to May 2005 and the Chief Executive Officer of this subsidiary from January 1995 to October 2004. Mr. Sternlicht is Chairman of the Board of Société du Louvre and Baccarat, a NYSE Euronext Paris-listed crystal manufacturer. Mr. Sternlicht is a trustee of his alma mater, Brown University. He serves on the Board of Directors of The Estée Lauder Companies, Mammoth Mountain, Ellen Tracy, Field & Stream and National Golf. He serves as Vice Chairman of Robin Hood and is on the boards of the Pension Real Estate Association (PREA), the Dreamland Film & Performing Arts Center, Juvenile Diabetes Research Foundation’s National Leadership Advocacy Program, and the Business Committee for the Arts. He is a member of the Real Estate Roundtable, the Committee to Encourage Corporate Philanthropy, the Young Presidents Organization, and the Urban Land Institute. Mr. Sternlicht’s extensive experience as a chief executive and director of a private investment firm and other publicly traded entities provides the Board with leadership and financial expertise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 20, 2013, regarding the beneficial ownership of our common stock:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	each of our selling stockholders; and

•	all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable or that vest within 60 days of May 20, 2013 are deemed to be outstanding and beneficially owned by the person holding such options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 38,216,446 shares of common stock outstanding, which does not include 663,196 unvested shares of our common stock. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Restoration Hardware, Inc., 15 Koch Road, Suite J, Corte Madera, CA 94925.

Name	Number	Percent
5% Stockholders:
Home Holdings, LLC (1)	17,198,616	45.0%
Catterton (1)(2)	7,813,669	20.4%
Tower Three (1)(3)	7,369,900	19.3%
Glenhill (1)(4)	2,015,047	5.3%
Gary Friedman (5)	5,592,052	13.4%
Executive Officers and Directors
Carlos Alberini (6)	4,459,589	10.8%
Karen Boone (7)	186,876	*
Ken Dunaj (8)	356,676	*
Eri Chaya (9)	249,136	*
J. Michael Chu (2)	7,813,669	20.5%
Mark Demilio	36,023	*
William Forrest (3)	7,369,900	19.3%
Thomas Mottola	213,541	*
Barry Sternlicht	213,541	*
All current executive officers and directors as a group (9 persons) (10)	5,715,832	13.7%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

As of May 20, 2013, CP Home Holdings, LLC owns 45.4% of the outstanding membership interests of Home Holdings, Tower Three Home LLC owns 42.8% of the outstanding membership interests of Home Holdings and funds affiliated with Glenhill Capital Management LLC own 11.7% of the outstanding membership interests of Home Holdings. Each of CP Home Holdings, LLC, Tower Three Home LLC and funds affiliated with Glenhill Capital Management LLC may be deemed to be a member of a group exercising voting and investment control over the shares held by Home Holdings. However, each of them disclaims membership in any such group and disclaims beneficial ownership of the shares, except to the extent of its pecuniary interest therein. The management of Home Holdings is controlled by a managing board. J. Michael Chu and William Forrest are the members of the managing board of Home Holdings and as such could be deemed to share voting control and investment power over the shares held by Home Holdings. Mr. Chu and Mr. Forrest both disclaim beneficial ownership of any of the shares held by Home Holdings.
(2)	Catterton Managing Partner VI, L.L.C. (“Catterton Managing Partner VI”), a Delaware limited liability company, is the managing member of CP Home Holdings, LLC. CP6 Management, L.L.C. (“CP6 Management”), a Delaware limited liability company, is the managing member of Catterton Managing Partner VI and as such exercises voting and dispositive control over the shares beneficially owned by CP Home Holdings, LLC. The management of CP6 Management is controlled by a managing board. J. Michael Chu is a member of the managing board of CP6 Management and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by CP Home Holdings, LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Shares set forth in the table above with respect to Mr. Chu consist solely of shares that may be deemed to be beneficially owned by CP Home Holdings, LLC. The address for this entity is c/o Catterton Partners, 599 W. Putnam Avenue, Greenwich, CT 06830.
(3)	Mr. Forrest has voting control and investment power over the shares held by Tower Three Home LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Shares set forth in the table above with respect to Mr. Forrest consist solely of shares held by Tower Three Home LLC. The address for this entity is Two Soundview Drive, Greenwich, CT 06830.
(4)	Includes 1,997,501 shares beneficially owned by Glenhill Capital Overseas Master Fund, LP, 9,748 shares beneficially owned by Glenn J. Krevlin, Trustee of the Glenn J. Krevlin Revocable Trust and 7,798 shares beneficially owned by Krevlin 2005 Gift Trust. Glenn Krevlin has voting control and investment power over the shares held by the entities affiliated with Glenhill, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein and except with respect to the shares held by the Glenn J. Krevlin Revocable Trust. The address for these funds is 600 Fifth Avenue, 11th Floor, New York, NY 10020.
(5)	Includes 426,340 shares of unvested common stock that may vest within 60 days of May 20, 2013, and 2,976,826 shares of common stock issuable upon the exercise of options that may be exercisable within 60 days of May 20, 2013, in each case subject to increases in the share price of our common stock as set forth in the applicable award agreements.
(6)	Includes 251,414 shares of common stock held by Carlos Alberini, as trustee of the Carlos E. Alberini Family Trust, dated November 1, 2012, 236,856 shares of unvested common stock that may vest within 60 days of May 20, 2013 and 2,976,826 shares of common stock issuable upon the exercise of options that may be exercisable within 60 days of May 20, 2013, in each case subject to increases in the share price of our common stock as set forth in the applicable award agreements.
(7)	Includes 186,876 shares of common stock issuable upon the exercise of vested options.
(8)	Includes 95,600 shares of common stock issuable upon the exercise of vested options.
(9)	Includes 95,600 shares of common stock issuable upon the exercise of vested options.
(10)	Does not include shares held by CP Home Holdings, LLC or Tower Three Home LLC. See notes 2 and 3 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s directors, executive officers and any persons who own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms furnished to the Company and written representations from the directors and executive officers, the Company believes that all Section 16(a) filing requirements were met in fiscal year 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following discussion and analysis of compensation arrangements of our named executive officers identified below for fiscal 2012 should be read together with the compensation tables and related disclosures set forth below.

We refer to the following individuals as our “named executive officers” for fiscal 2012:

•	Carlos Alberini, Chief Executive Officer

•	Karen Boone, Chief Financial Officer

•	Ken Dunaj, Chief Operating Officer

•	Gary Friedman, Chairman Emeritus, Creator and Curator (Former Chairman and Co-Chief Executive Officer)

Our board of directors has established a compensation committee, which has been comprised of Mr. Chu and Mr. Forrest since July 2008. Mr. Mottola was appointed to the compensation committee in May 2013. The compensation committee is responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. For fiscal 2012, the compensation committee recommended for approval to our board of directors all of the components of compensation for our named executive officers for fiscal 2012.

Overview of Compensation Program and Philosophy

Our compensation program is intended to support the achievement of our annual and long-term strategic goals by attracting and rewarding employees for superior results. Such a program aligns our named executive officers’ interests with those of the equity holders by rewarding performance that reaches or exceeds established goals, with the ultimate objective of improving company value.

To that end, we evaluate both performance and compensation of our named executive officers to ensure that our Company maintains its ability to attract and retain senior management.

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to named executive officers is fair, reasonable and competitive, consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation.

In determining the particular elements of compensation, the compensation committee takes into consideration a number of factors related to our performance, such as our adjusted EBITDA and revenue growth, as well as competitive practices among peer companies.

Role of Senior Management in Compensation Decisions

With regard to the compensation paid to each named executive officer other than our Chief Executive Officer, we have on an annual basis reviewed with our Chief Executive Officer, Carlos Alberini the compensation paid to each such named executive officer during the past year, and our Chief Executive Officer has submitted to the compensation committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the compensation committee takes such action regarding such compensation as it deems appropriate, including either approving compensation in an amount the compensation committee deems reasonable or submitting to the board of directors for approval its recommendation regarding the compensation to be paid to such named executive officers. Mr. Alberini has played a significant role in the compensation-setting process for the other named executive officers by:

•	evaluating employee performance;

•	recommending business performance targets and establishing objectives; and

•	recommending salary levels, bonuses and stock awards.

Executive Compensation Components

For the fiscal year ended February 2, 2013, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance-based annual cash incentives;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.

Base Salary

We provide our named executive officers with base salary to compensate them for services rendered during the fiscal year. In setting base salaries, the compensation committee periodically reviews broad-based third-party survey data for the industry as an informal “market check” for salary levels. The base salary for each of the named executive officers is guided by the salary levels for comparable positions in the industry, as well as such individual’s personal performance, responsibilities and internal alignment considerations. The relative weight given to each factor is not specifically quantified and varies with each individual at the compensation committee’s discretion.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the basis of (i) the compensation committee’s evaluation of the executive officer’s personal performance for the year, (ii) the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s base salary), and (iii) the competitive marketplace for executives in comparable positions.

The performance and profitability of our Company also may be a factor in determining the base salaries for the named executive officers, as well as increases in the base salaries for the executive officers. In addition, increases in base salaries for an executive officer have been approved in the past by the compensation committee as a result of an individual’s performance or increases in the executive officer’s responsibilities. Further, in certain cases the compensation committee has approved, as part of an executive officer’s initial employment arrangement with us, a pre-determined increase in the executive officer’s base salary in a later year. Mr. Alberini, Ms. Boone and Mr. Dunaj received annual base salaries in 2012 of $1,100,000, $475,000 and $550,000, respectively. We increased Mr. Alberini’s annual base salary from $1,000,000 to $1,100,000 in November 2012 in connection with the Company’s initial public offering. In addition, in May 2013 we increased Ms. Boone’s annual base salary to $495,000, and we increased Mr. Dunaj’s annual base salary to $575,000.

As of October 20, 2012, Mr. Friedman tendered his resignation and terminated his employment agreement with our Company and contemporaneously entered into an advisory services agreement pursuant to which he receives an annual consulting fee of $1,100,000. Prior to his resignation, Mr. Friedman received an annual base salary of $1,000,000.

Performance-Based Annual Cash Incentives

We have adopted a Management Incentive Plan, or “MIP,” which is a cash based-incentive compensation program designed to motivate and reward annual performance for eligible employees, including our named executive officers. The compensation committee considers at the beginning of each year whether MIP bonus targets should be established for the year and, if so, approves the group of employees eligible to participate in the MIP for that year. The MIP includes various incentive levels based on the participant’s position. Cash bonuses under the MIP have the effect of linking a significant portion of the named executive officers’ total cash compensation to our overall performance.

The named executive officers are eligible to receive an annual cash bonus based on a percentage of annual base salary under the MIP. The compensation committee sets minimum, target and maximum levels for our financial objectives each year and the payment and amount of any bonus is dependent upon whether we achieve those performance goals. The compensation committee generally establishes financial objectives for our Company that it believes can be reasonably achieved with strong individual performance over the fiscal year.

In particular, the compensation committee sets the minimum, target and maximum levels based upon our achievement of specified company results with respect to adjusted EBITDA, subject to the compensation committee’s oversight and modification of those levels. Minimum levels are set below the target level, while maximum levels are set above the target level. In making the determination of minimum, target and maximum levels, the compensation committee may consider the specific circumstances facing our Company during the year and our strategic plan for the year. We define EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense and provision for income taxes. In accordance with the terms of the MIP, our adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including non-cash or other items that we do not consider representative of our ongoing operating performance, as discussed in more detail in the section entitled “Selected Historical Consolidated Financial and Operating Data” contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

The MIP bonus for our named executive officers is based on the achievement of corporate goals, rather than individual performance, in order to focus the entire senior management team on the attainment of such corporate goals.

For fiscal 2012, the amount that could have been received by Mr. Alberini under the MIP ranged from between 0% of annual base salary to up to 125% of annual base salary, with a target bonus amount of 100% of annual base salary. For our other named executive officers, the amount such officers could have received ranged from 0% of annual base salary to up to 60% of annual base salary, with a target bonus amount of 50% of annual base salary.

The exact amount of the bonus payable under the MIP was based on a scale with respect to the level of achievement of our adjusted EBITDA for fiscal 2012. No bonuses would be paid under the MIP for fiscal 2012 unless we met the threshold of at least a 20% achievement level with respect to our adjusted EBITDA. The target adjusted EBITDA amount under the MIP was the 100% achievement level. The following table sets forth the bonuses payable under the MIP to Mr. Alberini, Ms. Boone and Mr. Dunaj at each achievement level:

	Bonus as a Percentage of Base Salary
Achievement Level	Carlos Alberini	Karen Boone	Ken Dunaj
0%	—	—	—
20%	20%	10%	10%
100%	100%	50%	50%
120%	125%	60%	60%

The compensation committee retains wide discretion to interpret the terms of the MIP and to interpret and determine whether our adjusted EBITDA objectives have been met in any particular fiscal year. The compensation committee also retains the right to exclude extraordinary charges or other special circumstances in determining whether our adjusted EBITDA objectives were met during any particular fiscal year. The compensation committee exercises such discretion based on its business judgment and the experience and familiarity of its members with both recurring and extraordinary factors affecting performance of companies in our industry of a similar scale to ours. Accordingly, for purposes of determining whether certain MIP goals have been met, the compensation committee may determine to exclude from the adjusted EBITDA calculation isolated items that the compensation committee does not believe are indicative of future Company performance or other items that the compensation committee does not believe should impact the amount of the bonuses paid to employees under the MIP. The compensation committee may consult with our board of directors or seek ratification from our board of directors with respect to interpretations of the terms of the MIP.

For fiscal 2012, Mr. Alberini earned a bonus of $279,825 under the MIP, Ms. Boone earned a bonus of $39,210 under the MIP, and Mr. Dunaj earned a bonus of $75,000 under the MIP.

In addition, from time to time the compensation committee may approve cash bonuses outside of the MIP on a discretionary basis for reasons such as individual performance or in connection with an executive officer’s initial employment arrangement with the Company or other events, and such bonus awards may overlap with bonus awards paid under the MIP. For example, for fiscal 2012, in addition to her MIP award, Ms. Boone received a bonus of $40,000 as part of her initial employment arrangement with the Company and a bonus of $100,000 in connection with the completion of the Company’s initial public offering. In addition, for fiscal 2012, Ms. Boone earned a discretionary bonus of $25,790.

For fiscal 2013, the MIP bonus scale for each of Mr. Alberini, Ms. Boone and Mr. Dunaj as a percentage of such individual’s base salary is the same as the fiscal 2012 MIP bonus scale for such individual.

Mr. Friedman’s advisory services agreement provides that Mr. Friedman is eligible to earn a minimum annual bonus of $500,000, assuming achievement of annual performance goals and criteria established by our Chief Executive Officer, provided that the maximum bonus for which Mr. Friedman was eligible in fiscal 2012 is $400,000. In fiscal 2012, Mr. Friedman earned a bonus of $400,000.                    .

Long-Term Equity Incentive Compensation. We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term goals.

In connection with our initial public offering in November 2012, we completed the Reorganization. In connection with these events, our board of directors adopted the Restoration Hardware 2012 Equity Replacement Plan, which we refer to as the Replacement Plan. At such time, all existing equity awards made to our named executive officers were replaced with awards granted under the Replacement Plan. A portion of the shares issued to our named executive officers under the Replacement Plan were fully vested, unrestricted shares.

In addition, a portion of the shares issued under the Replacement Plan are subject to resale restrictions whereby the holder may not sell the shares for a period of 20 years after our initial public offering, except as follows: (i) with respect to certain of these shares, such resale restrictions will lapse over time based on the named executive officer’s continued service in accordance with the dates set forth in the award agreement, and (ii) with respect to certain of these shares, such resale restrictions will lapse on the date on which the ten-day average trading price of our common stock reaches a price per share of $46.50 for at least ten consecutive trading days. If we terminate an executive officer’s service for certain causes, we will have the right, for a period of 90 days following such termination, to repurchase any vested shares that remain subject to resale restrictions for their fair market value as of the repurchase date, payable, in our sole discretion, either in cash or by an unsecured promissory note with a term of up to ten years. If we terminate an executive officer’s service as a result of his or her material breach of a Company agreement or policy, or his or her conviction for criminal acts, any vested shares that remain subject to resale restrictions shall be deemed reconveyed to the Company for no cash or other consideration, and we will be the legal and beneficial owner of such shares.

In addition, a portion of the shares issued under the Replacement Plan were unvested restricted shares issued to Mr. Alberini and Mr. Friedman in replacement of their 2X—3X performance based units and unvested 3X—5X performance based units. With respect to the 512,580 shares received by Mr. Alberini and Mr. Friedman in replacement of their 2X—3X performance-based units, such shares would fully vest, and restrictions would lapse, during the 36-month period following our initial public offering when the ten-day average trading price of our common stock reaches a price per share of $31.00 for at least ten consecutive trading days (with proportional vesting based on our stock price in our initial public offering). All such shares have vested. With respect to the 1,331,548 shares received by Mr. Alberini and Mr. Friedman in replacement of their 3X—5X performance-based units, such shares began to vest, and restrictions began to lapse, during the 36-month period following our initial public offering when the price of our common stock reached a price per share of $31.00 for at least ten consecutive trading days, and such shares will fully vest when the ten-day average trading price of our common stock reaches a price per share of $46.50 (with proportional vesting in between). The unvested shares held by Mr. Alberini and Mr. Friedman may not be sold prior to vesting and will be forfeited if they have not vested by the date that is 36 months after our initial public offering. As of May 10, 2013, 583,389 of such shares had vested.

In conjunction with our initial public offering, under the Option Plan, we also granted new stock options to Mr. Alberini to purchase 2,976,826 shares of our common stock and to Mr. Friedman to purchase 2,976,826 shares of our common stock, each at an exercise price per share of $46.50. These options are fully vested, and the underlying shares are subject to stock price performance-based selling restrictions, which, subject to continuous service, will lapse with respect to 1/12th of the shares when the ten-day trailing average price of the Company’s common stock exceeds $50.75 per share for at least ten consecutive trading days, and which will lapse with respect to additional 1/12ths of the shares when the ten-day trailing average price of the Company’s common stock reaches a price per share of $57.00, $63.25, $69.25, $75.00, $80.75, $86.25, $91.75, $96.75, $102.00, $106.75 and $111.25 for ten consecutive trading days, respectively. In addition, we granted stock options to members of our management team at an exercise price of $24.00 for Ms. Boone, who had not previously been granted any equity of our Company, and $29.00 per share for Mr. Dunaj, who had previously been granted equity of our Company. These options are fully vested, but the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, will lapse annually over the four-year periods following the awards’ respective vesting commencement dates. These options were granted in order to continue to provide these named executive officers with incentive to build shareholder value over the long-term.

Our board of directors has also adopted the Restoration Hardware 2012 Stock Incentive Plan, which we refer to as the 2012 Stock Incentive Plan. No future awards will be made under the Replacement Plan and the Option Plan, and going forward, we plan to grant long-term equity incentive awards to our management team under the 2012 Stock Incentive Plan. See “—Employee Benefit and Stock Plans—2012 Stock Incentive Plan.”

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Certain named executive officers are provided an automobile allowance. In addition, it has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company.

Severance Benefits

We have entered into agreements with certain key employees providing severance benefits in the event of termination, including certain of the named executive officers. These severance protection agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments that would be payable under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination and Change in Control” below. In the event that any termination payments made to our Chief Executive Officer are deemed under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to constitute excess parachute payments subject to an excise tax, we will gross up such payments to cover the excise tax and any additional taxes associated with such gross-up. See “Employment and Other Agreements” below.

Total Compensation

In making decisions with respect to any element of a named executive officer’s compensation, the compensation committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term equity incentive compensation. In addition, in reviewing and approving employment agreements for the named executive officers, the compensation committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The compensation committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Compensation Committee Review of Compensation

The compensation committee reviews compensation elements and amounts for named executive officers on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require.

In making compensation decisions in the future with respect to our named executive officers, we expect that we will use the services of a third-party compensation consultant to assist us with determining compensation levels for our named executive officers and we will gather information that includes a report of benchmark data for executive positions for similar companies, including summaries of base salary, annual cash incentive plan opportunities and awards and long-term incentive award values.

Our Chief Executive Officer will provide compensation recommendations to the compensation committee for executives other than himself based on data described above and the other considerations mentioned in this Compensation Discussion and Analysis. The compensation committee will recommend a compensation package that is consistent with our compensation philosophy strategically positioned above the median of the peer group and competitive with other leading retail organizations. The compensation committee will then discuss these recommendations with our Chief Executive Officer and may with respect to certain elements of our compensation programs make a recommendation to our board of directors, which our board of directors will consider and approve, if appropriate.

The compensation committee will consider input from our Chief Executive Officer and our Chief Financial Officer when setting financial objectives for our incentive plans. We also expect that the compensation committee in determining compensation will consider input from our Chief Executive Officer (for persons other than for himself) regarding benchmarking and recommendations for base salary, annual incentive targets and other compensation awards. The compensation committee will likely give significant weight to the judgment of our Chief Executive Officer when assessing each of the other named executive officer’s individual performance and determining appropriate compensation levels and incentive awards. The members of our board of directors (other than the Chief Executive Officer), or the compensation committee, meeting in executive session, will determine the compensation of the Chief Executive Officer, including his annual incentive targets.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the board of directors of Restoration Hardware Holdings, Inc.:

J. Michael Chu

William Forrest

(Mr. Mottola does not appear as a signatory to this compensation committee report because he was appointed to the compensation committee in May 2013 and therefore was not a member of the compensation committee during any portion of fiscal 2012.)

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code.

Section 162(m) generally limits the deductibility of compensation paid to our named executive officers (other than the Chief Financial Officer) to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earliest occurrence of any of the following: (1) the expiration of the plan or agreement; (2) a material modification of the plan or agreement; (3) the issuance of all employer stock and other compensation that has been allocated under the plan; or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than certain options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our named executive officers to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Stock Ownership Guidelines

We do not require that the named executive officers maintain a minimum ownership interest in our Company.

Compensation Tables

Summary Compensation Table

The following table shows the compensation earned by our named executive officers during fiscal 2012, fiscal 2011, and fiscal 2010.

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards		Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Carlos Alberini	2012	$1,025,000	$—		$6,712,974	(6)	$17,362,089	$279,825	$11,400	$25,391,288
Chief Executive Officer	2011	$908,462	$—		$—		$—	$1,145,195	$352,272	$2,405,929
	2010	$507,692	$—		$1,922,627	(7)	$—	$531,200	$250,406	$3,211,925

Karen Boone (4)	2012	$287,250	$165,790	(8)	$—		$1,996,234	$39,210	$8,100	$2,496,584
Chief Financial Officer

Ken Dunaj	2012	$546,539	$—		$3,585,357	(6)	$668,154	$75,000	$6,000	$4,901,050
Chief Operating Officer	2011	$535,000	$—		$—		$—	$337,050	$6,000	$878,050
	2010	$526,923	$—		$—		$—	$218,673	$6,000	$751,596

Gary Friedman (5)	2012	$1,025,000	$400,000		$9,305,599	(6)	$17,362,089	$—	$11,400	$28,104,088
Chairman Emeritus, Creator	2011	$995,769	$—		$—		$—	$1,249,519	$11,400	$2,256,688
and Curator (Former Chairman and Co-Chief Executive Officer)	2010	$900,000	$—		$—		$—	$747,000	$11,400	$1,658,400

(1)	Reflects the aggregate grant date fair value of the grants of options made in fiscal 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). See Note 12—Stock-Based Compensation to our audited consolidated financial statements.
(2)	Reflects the cash awards that our named executive officers received under our MIP for fiscal 2012, fiscal 2011, and fiscal 2010 performance, as applicable.
(3)	Reflects perquisites to the named executive officers in the form of car allowances. In addition, for fiscal 2011, the relocation benefits provided to Mr. Alberini were in the aggregate amount of $340,872, which includes $120,000 as a housing stipend, $198,247 in moving-related expenses and a tax adjustment “gross up” payment of $22,625.
(4)	Karen Boone’s employment with our Company commenced in June 2012.
(5)	On October 20, 2012, Mr. Friedman’s employment agreement was terminated and he entered into an advisory services agreement with the Company.

(6)	In connection with the Reorganization, in fiscal 2012, Mr. Alberini, Mr. Dunaj, and Mr. Friedman received 1,426,658, 350,391, and 2,425,319 shares of stock under the Replacement Plan. The amounts disclosed reflect the expense recorded on November 1, 2012 with respect to stock awards made to our named executive officers, computed in accordance with FASB ASC 718. See Note 12—Stock-Based Compensation to our audited consolidated financial statements.
(7)	Reflects the aggregate grant date fair value of the grants of units made in fiscal 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). See Note 12—Stock-Based Compensation to our audited consolidated financial statements. The grant date fair value of performance-based awards granted in fiscal 2010 was zero based on the probable outcome of the performance conditions as assessed on the grant date, calculated in accordance with applicable accounting guidance. If the awards were valued on the maximum outcome of performance-based conditions, Mr. Alberini’s awards would be valued on grant date at $3,138,591.
(8)	Represents a signing bonus of $40,000, a one-time payment of $100,000 to Ms. Boone in connection with the completion of our initial public offering, and a discretionary bonus of $25,790.

Grants of Plan-Based Awards

The following table provides information on the estimated possible payouts under our MIP for fiscal 2012 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels. The following table does not set forth the actual bonuses awarded to the named executive officers for fiscal 2012 under the MIP. The actual bonuses awarded to the named executive officers for fiscal 2012 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” The following table also provides information on awards of shares under the 2012 Equity Replacement Plan and award of stock options granted or approved in fiscal 2012 to each of our named executive officers.

Name	Grant Date	Board/ Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Shares of Securities Underlying Option	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock Awards)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Carlos Alberini	N/A	N/A	$205,000	$1,025,000	$1,281,250	—	—	—		—		—	—	—
	11/1/12	11/1/12	—	—	—	183,064	420,840	895,366		—		—	—	$5,681,976	(6)
	11/1/12	11/1/12	—	—	—	—	—	—		333,606	(4)	—	—	$1,030,998	(7)
	11/1/12	11/1/12	—	—	—	—	—	—		197,686	(5)	—	—	—	(8)
	11/1/12	11/1/12	—	—	—	—	—	—		—		2,976,826	$46.50	$17,362,098	(3)

Karen Boone	N/A	N/A	$28,725	$143,625	$172,350	—	—	—		—		—	—	—
	11/1/12	11/1/12	—	—	—	—	—	—		—		230,000	$24.00	$1,996,234	(3)

Ken Dunaj	N/A	N/A	$54,654	$273,270	$327,923	—	—	—		—		—	—	—
	11/1/12	11/1/12	—	—	—	—	—	147,381	(9)	—		—	—	$3,537,144	(6)
	11/1/12	11/1/12	—	—	—	—	—	—		41,301	(4)	—	—	$48,213	(7)
	11/1/12	11/1/12	—	—	—	—	—	—		161,709	(5)	—	—	—	(8)
	11/1/12	11/1/12	—	—	—	—	—	—		—		95,600	$29.00	$668,154	(3)

Gary Friedman	11/1/12	11/1/12	—	—	—	329,516	757,513	1,564,309		—		—	—	$9,091,152	(6)
	11/1/12	11/1/12	—	—	—	—	—	—		190,632	(4)	—	—	$214,447	(7)
	11/1/12	11/1/12	—	—	—	—	—	—		670,378	(5)	—	—	—	(8)
	11/1/12	11/1/12	—	—	—	—	—	—		—		2,976,826	$46.50	$17,362,098	(3)

(1)	Amounts shown in these columns are the estimated possible payouts for fiscal 2012 under our MIP and assume the achievement of performance objectives for our Company at various levels. The actual bonuses awarded to the named executive officers for fiscal 2012 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

The named executive officers are eligible to receive an annual cash bonus based on a percentage of base salary under our MIP. Our Company’s financial objectives are established each year and the payment and the amount of any bonus are dependent upon whether our Company achieves those performance goals. The specific amount any participant could receive is dependent on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

•	In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would have been awarded if we had met, but had not exceeded, our minimum financial objectives.

•

In the “target” column, the amount for each named executive officer reflects the midpoint of the range of bonus amounts that would have been awarded if we had met, but had not exceeded, our midpoint financial objectives.

•	In the “maximum” column, the amount for each named executive officer reflects the maximum bonus that would have been awarded if we had met or exceeded our maximum financial objectives.

(2)

Represents the number of shares awarded in fiscal 2012 to each named executive officer in connection with the Reorganization under the 2012 Equity Replacement Plan that would vest, or for which resale restrictions would lapse, based on the trading price of our common stock price. The amounts shown in the “threshold” column represent the total number of performance-based restricted shares for which restrictions would lapse based on the price of our common stock reaching a ten-trailing day average price per share of at least $31.00 for at least ten consecutive trading days, and the amount shown in the “target” column represent the total number of performance-based restricted shares for which restrictions would lapse based on the price of our common stock reaching a ten-trailing day average price per share of at least $38.75 for at least ten consecutive trading days and the amount shown in the “maximum” column represent the total number of performance-based restricted shares for which restrictions would lapse based on the price of our common stock reaching a ten-trailing day average price per share of at least $46.50 for at least ten consecutive trading days. See “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” above for additional information.
(3)	Reflects the aggregate grant date fair value of the awards made in fiscal 2012, computed in accordance with FASB ASC 718. See Note 12—Stock-Based Compensation to our audited consolidated financial statements.
(4)	Represents the aggregate number of shares awarded in fiscal 2012 to the named executive officer in connection with the Reorganization, under the Replacement Plan for which resale restrictions would lapse over time based on such named executive officer’s continued service with our Company. See “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” above for additional information.
(5)	Represents the aggregate number of vested, unrestricted shares awarded in fiscal 2012 to the named executive officer in connection with the Reorganization under the Replacement Plan. See “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” above for additional information.
(6)	The amounts disclosed reflect the expense recorded on November 1, 2012 with respect to performance-based stock awards made to our named executive officers in connection with the Reorganization not granted in respect of existing units, computed in accordance with FASB ASC 718. See Note 12—Stock-Based Compensation to our audited consolidated financial statements. No amounts were recorded as expense on November 1, 2012 for 658,617 and 1,185,511 shares of unvested stock granted to Mr. Alberini and Mr. Friedman, respectively, in respect of previously held 2X—3X and 3X—5X performance-based units that had not vested at the Reorganization.
(7)	The amounts disclosed reflect the expense recorded on November 1, 2012 with respect to acceleration at the Reorganization of unvested time-based units previously held, computed in accordance with FASB ASC 718. See Note 12—Stock-Based Compensation to our audited consolidated financial statements.
(8)	In accordance with FASB ASC 718, no incremental expense was recorded on November 1, 2012 for 197,686, 161,709 and 670,378 shares granted to Mr. Alberini, Mr. Dunaj and Mr. Friedman, respectively, with respect to previously held time-based and performance-based units that vested at the Reorganization.
(9)	Restrictions on these shares will lapse only when our common stock reaches a ten-trailing day average price per share of $46.50 for at least ten consecutive days.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our named executive officers as of February 2, 2013.

	Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable but Restricted (#)	Number of Securities Underlying Unexercised Options Unexercisable and Unrestricted (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares Subject to Selling Restrictions (#)		Market Value of Shares of Stock Subject to Selling Restrictions($) (4)
Carlos Alberini	2,976,826	—	$46.50	10/31/22	887,718	(1)	$32,162,023
Karen Boone	206,000	24,000	$24.00	10/31/22	—		—
Ken Dunaj	95,600	—	$29.00	10/31/22	188,682	(2)	$6,835,949
Gary Friedman	2,976,826	—	$46.50	10/31/22	1,140,683	(3)	$41,326,945

(1)	Resale restrictions with respect to 236,749 of Mr. Alberini’s shares lapse on the date on which the ten-day average trading price of our common stock reaches a price per share of $46.50 for at least ten consecutive trading days. Resale restrictions with respect to 333,606 of Mr. Alberini’s shares lapse over time based on Mr. Alberini’s continued service in accordance with the dates set forth in the award agreement. Resale restrictions with respect to 317,363 of Mr. Alberini’s shares lapse during the period from February 2, 2013 through November 1, 2015 when the ten-day average trading price of our common stock exceeds a price per share of $36.16 per share for at least ten consecutive trading days and such restrictions shall fully lapse when the price of our common stock reaches a price per share of $46.50 for at least ten consecutive trading days (with proportional vesting in between), and as of May 10, 2013, 267,200 of such shares remained subject to resale restrictions.
(2)

Resale restrictions with respect to 147,381 of Mr. Dunaj’s shares lapse on the date on which the ten-day average trading price of our common stock reaches a price per share of $46.50 for at least ten consecutive trading days. Resale restrictions with respect to 41,301 of Mr. Dunaj’s shares lapse over time based on Mr. Dunaj’s continued service in accordance with the dates set forth in the award agreement.
(3)	Resale restrictions with respect to 378,798 of Mr. Friedman’s shares lapse on the date on which the ten-day average trading price of our common stock reaches a price per share of $46.50 for at least ten consecutive trading days. Resale restrictions with respect to 190,632 of Mr. Friedman’s shares lapse over time based on Mr. Friedman’s continued service in accordance with the dates set forth in the award agreement. Resale restrictions with respect to 571,253 of Mr. Friedman’s shares lapse during the period from February 2, 2013 through November 1, 2015 when the ten-day average trading price of our common stock exceeds a price per share of $36.16 per share for at least ten consecutive trading days and such restrictions shall fully lapse when the price of our common stock reaches a price per share of $46.50 for at least ten consecutive trading days (with proportional vesting) , and as of May 10, 2013, 480,959 of such shares remained subject to resale restrictions.
(4)	Calculated based on the per share closing price of our common stock of $36.23 per share as on February 2, 2013 on the NYSE.

Options Exercised, Units Vested and Stock Vested

None of our named executive officers exercised stock options to purchase shares of our common stock during fiscal 2012. The following table provides information relating to the units held under the Team Resto Ownership Plan that vested from the beginning of fiscal 2012 to the Reorganization and the unvested shares awarded under the Replacement Plan that vested from the Reorganization until the end of fiscal 2012.

	Unit Awards		Stock Awards
Name	Number TROP Units Vested	Value Realized on Vesting of TROP Units (1)	Number of Restricted Replacement Plan Shares Vested	Value Realized on Vesting of Replacement Plan Shares (2)
Carlos Alberini	2,038,411	$10,298,906	341,254	$12,547,482
Karen Boone	—	—	—	—
Ken Dunaj	553,925	$2,485,692	—	—
Gary Friedman	2,126,814	$9,550,129	614,258	$22,585,499

(1)	Represents the total fair market value for these units upon vesting, calculated on an aggregate basis as of the dates the respective units vested.
(2)	Represents the total fair market value for these shares upon vesting, calculated on an aggregate basis as of the dates the respective shares vested.

Employment and Other Agreements

The following is a description of the terms of the employment agreements with each of our named executive officers.

Carlos Alberini

In connection with our initial public offering, we entered into an amended and restated employment agreement with Mr. Alberini, our Chief Executive Officer. Mr. Alberini’s employment agreement provides for an annual base salary of at least $1.1 million. Mr. Alberini is eligible for annual bonus compensation targeted at between 85% and 125% of his annual base salary.

If Mr. Alberini’s employment is terminated by us without cause (as defined in the agreement), or by Mr. Alberini for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) any earned and unpaid portion of his annual bonus, (c) severance payments totaling $3.0 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (d) a pro-rata amount (based on the number of days Mr. Alberini was employed during the fiscal year through the termination date) of Mr. Alberini’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Alberini’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Alberini’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination. In addition, Mr. Alberini’s vested shares and options that are subject to performance-based vesting or selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse or vesting may occur in accordance with their terms). To the extent such shares remain unvested after two years, they will be forfeited. To the extent the selling restrictions remain unlapsed after two years, the shares will be subject to repurchase by us, at the then fair market value. Any unvested time-based equity awards and any selling restrictions applicable to vested time-based equity awards that Mr. Alberini may hold will accelerate as to the number of shares or options that would have vested and the selling restrictions that would have lapsed during the three-year period following the date of termination.

Mr. Alberini agreed that, during his employment with us, he will not directly or indirectly work for or engage or invest in any competitor. Mr. Alberini also agreed that, during his employment with us and the two years following his employment, he will not solicit, directly or through any third party, any business from any of our material customers or suppliers or, as specified in the employment agreement, encourage any of our customers or suppliers to reduce their business or contractual relationship with us.

Karen Boone

In connection with our initial public offering, we entered into an employment agreement with Ms. Boone, our Chief Financial Officer. Ms. Boone’s employment agreement provides for an annual base salary of $475,000. Pursuant to her offer letter, Ms. Boone received a $40,000 signing bonus. Ms. Boone is eligible for annual bonus compensation targeted at 50% of her annual base salary, and received a one-time cash bonus of $100,000 upon consummation of our initial public offering. Pursuant to the employment agreement, Ms. Boone also received options to purchase 230,000 shares of our common stock under the 2012 Stock Incentive Plan.

If Ms. Boone’s employment is terminated by us without cause (as defined in the agreement), or by Ms. Boone for good reason (as defined in the agreement), she is entitled to: (a) all accrued salary and vacation pay through the termination date; (b) any earned and unpaid portion of her annual bonus; (c) severance payments equal to (i) 18 months base salary, less withholdings, paid on our regular payroll schedule over the 18 months following the termination date, if terminated within one year of the consummation of our initial public offering, or (ii) 12 months base salary, less withholdings, paid on our regular payroll schedule over the 12 months following the termination date, if terminated more than one year after the consummation of our initial public offering; and (d) subject to Ms. Boone’s timely election under COBRA and Ms. Boone’s payment of applicable premiums at the same rate that would have been applied had she remained an executive officer of our Company, paid for by us to the same extent that we paid for her health insurance prior to termination, continuation of medical benefits for (i) 18 months following the termination date, if terminated within one year of the consummation of our initial public offering, or (ii) 12 months following the termination date, if terminated more than one year after the consummation of our initial public offering.

Ms. Boone agreed that during her employment with us, she will not directly or indirectly work for or engage or invest in any competitor. She also agreed that during her employment with us and the 18 months or 12 months, as the case may be (based upon whether the severance payments are paid over 18 months or 12 months, as described above), following her employment, she will not solicit, directly or through any third party any business from any of our material customers or suppliers or encourage any of our customers or suppliers to reduce their business or contractual relationship with us.

Ken Dunaj

We have entered into an employment agreement with Mr. Dunaj, our Chief Operating Officer. Mr. Dunaj’s employment agreement, as amended, provides that if his employment is terminated by us other than for cause (as defined in the agreement), he will receive salary continuation for a period of one year from such termination date. In the event that within 18 months following a change of control of the Company, Mr. Dunaj’s employment is terminated by us without cause or by Mr. Dunaj within 45 days following certain events, including a relocation of his principal place of employment by more than 50 miles without his consent, Mr. Dunaj will receive salary continuation for a period of one year from such termination date plus Mr. Dunaj’s target bonus amount (which for purposes of his employment agreement is deemed to be $300,000). The agreement provides that the receipt of this severance is conditioned on Mr. Dunaj’s execution of a release of claims and his compliance with his proprietary information agreements with us and certain other conditions.

Gary Friedman

We have entered into an advisory services agreement with Mr. Friedman, pursuant to which he will devote approximately 80% of his business time to providing services to us as assigned by our Chief Executive Officer in the areas of design, products, store development and merchandising and display. Mr. Friedman has the title of Creator and Curator, and reports to our Chief Executive Officer. Mr. Friedman will also serve, at the board’s discretion, as an advisor to our board of directors, have board observer rights and have the honorary title of Chairman Emeritus. The agreement has a five-year term and is renewable for an additional five-year period. Non-renewal of the agreement following the first five-year term is deemed a termination without cause (unless such non-renewal is caused by or results from a termination for cause).

The advisory services agreement provides for a fee for services paid at a rate of $1.1 million annually. Mr. Friedman will be eligible to earn a minimum annual bonus of $500,000, assuming achievement of annual performance goals and criteria established by our Chief Executive Officer in good faith following consultation with Mr. Friedman and approved by our compensation committee (provided that his maximum bonus will be $400,000 for fiscal 2012).

If Mr. Friedman’s services are terminated by us without cause (as defined in the agreement) or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued advisory fees and benefits through the termination date, (b) termination pay in the amount of $4 million to be paid in 24 equal monthly cash installments, (c) any earned but unpaid portion of his annual bonus, (d) his vested shares and options that are still subject to selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse in accordance with their terms) and will be subject to repurchase by us after two years at the then fair market value to the extent that such selling restrictions remain unlapsed, and (e) any unvested performance-based equity awards that Mr. Friedman may hold shall remain outstanding and vest according to their terms for a period of two years following the date of termination and shall be forfeited to the extent unvested after such period.

If Mr. Friedman’s services are terminated by us for cause (as defined in the agreement), he is entitled to all accrued advisory fees and benefits through the termination date. Upon such termination for cause, certain of Mr. Friedman’s other equity interests that are either unvested or subject to selling restrictions and repurchase rights will terminate, expire and be forfeited for no value, or otherwise be subject to repurchase in accordance with their terms and shall be forfeited to the extent unvested after such period. See “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

Mr. Friedman has agreed that, during the term of his advisory services agreement, he will not directly or indirectly work for or engage or invest in any competitor. In addition, Mr. Friedman has agreed that, during the term of his advisory services agreement and for the two year period thereafter, he will not (a) solicit, directly or through any third party, any employee of ours or (b) use our proprietary information to solicit the business of any of our material customers or suppliers, or as specified in the advisory services agreement, encourage any of our suppliers and customers to reduce their business or contractual relationship with us. The agreement also contains a mutual non-disparagement clause.

The agreement provides for indemnification of Mr. Friedman for claims relating to the service performed by Mr. Friedman within his authority under and the scope of the service contemplated by the agreement.

Potential Payments Upon Termination and Change in Control

The information below describes and quantifies certain compensation that would have been paid to the following named executive officers in the event of their termination of employment or a change in control, assuming such event was effective at February 2, 2013. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed in the event of an officer’s termination or a change in control may be different. Factors that could affect these amounts include the timing during the year of any such event.

Carlos Alberini

Benefits and Payments	Termination Without Causeor Resignation With GoodReason (1)
Cash severance payment (2)	$4,025,000
Health coverage benefits (3)	45,532

Total	$4,070,532

(1)	The amounts set forth in this column are payable upon termination without cause or resignation with good reason. In the event of the executive’s death or disability, he would be entitled to receive his accrued benefits through the date of termination, plus a pro-rata amount of the annual bonus he would have been eligible to receive had he remained employed by us for the remainder of the year.
(2)	This amount includes salary continuation in the aggregate amount of $3 million paid over 24 months and a lump sum payment of $1,025,000, which corresponds to Mr. Alberini’s target MIP bonus amount for fiscal 2012.
(3)	This amount includes all health benefits Mr. Alberini would have been entitled to following termination of employment.

Karen Boone

Benefits and Payments	Termination Without Causeor Resignation With GoodReason
Cash severance payment (1)	$712,500	(1)
Health coverage total benefits	32,190	(2)

Total	$744,690

(1)	This amount includes salary continuation in the aggregate amount of $712,500 paid over 18 months.
(2)	This amount includes all health benefits Ms. Boone would have been entitled to following termination.

Ken Dunaj

Payments	Termination on Changein Control		Termination Without Cause
Cash severance payment	$850,000	(1)	$550,000	(2)

Total	$850,000		$550,000

(1)	This amount reflects salary continuation at Mr. Dunaj’s current rate plus $300,000 paid over 12 months.
(2)	This amount reflects salary continuation at Mr. Dunaj’s current salary rate paid over 12 months.

Gary Friedman

Benefits and Payments	Termination Without Cause or Resignation With GoodReason
Cash severance payment (1)	$4,400,000

Total	$4,400,000

(1)	This amount includes salary continuation in the aggregate amount of $4 million paid over 24 months and a lump sum payment of $400,000, which corresponds to Mr. Friedman’s annual bonus amount for fiscal 2012.

Employee Benefit and Stock Plans

2012 Equity Replacement Plan

In connection with our initial public offering, our board of directors adopted the Restoration Hardware 2012 Equity Replacement Plan, which we refer to as the “Replacement Plan.” A portion of the shares issued under the Replacement Plan are subject to resale restrictions whereby the holder may not sell the shares for a period of 20 years after our initial public offering, except as follows: (i) with respect to 818,209 of these shares, such resale restrictions will lapse over time in accordance with the dates set forth in the award agreement, and (ii) with respect to 1,523,041 of these shares, such resale restrictions will lapse on the date after our initial public offering on which the ten-day average trading price of our common stock reaches a price per share of $46.50 for at least ten consecutive trading days.

A portion of the shares issued under the Replacement Plan are restricted shares issued to Mr. Alberini and Mr. Friedman. With respect to the shares received by Mr. Alberini and Mr. Friedman, 512,580 of such shares had vested when the price of our common stock reached a price per share of $31.00 for at least ten consecutive trading days. In addition, 1,331,548 of such shares shall fully vest when the ten-day average trading price of our common stock reaches a price per share of $46.50 for at least ten consecutive trading days (with proportional vesting between the $31.00 and $46.50 average prices), and 583,389 of such shares had vested as of May 10, 2013. The unvested shares held by Mr. Alberini and Mr. Friedman may not be sold prior to vesting and will be forfeited if they have not vested by the date that is 36 months after our initial public offering.

No further awards will be granted under the Replacement Plan.

2012 Stock Option Plan

In connection with our initial public offering, our board of directors adopted the Option Plan, pursuant to which we have granted 6,829,041 options in connection with our initial public offering to certain of our employees and advisors. The options granted under this plan vest and are subject to resale restrictions as follows: (i) with respect to 875,389 of these shares, which have an exercise price equal to $29.00 per share, such resale restrictions will lapse over time in accordance with the dates set forth in the award agreement, and (ii) with respect to 5,953,652 shares, which have an exercise price equal to $46.50 per share, such resale restrictions will lapse in increments on dates after our initial public offering on which the price of our common stock reach, for at least ten consecutive trading days, prices specified in the applicable award agreement ranging. As of fiscal year 2012, ended on February 2, 2013, all shares remained subject to resale restrictions.

No further awards will be granted under the Option Plan.

2012 Stock Incentive Plan

In connection with our initial public offering, our board of directors adopted the 2012 Stock Incentive Plan. The 2012 Stock Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code to our employees and any parent and subsidiary corporations’ employees, and for the grant of cash, shares of our common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards and any combination thereof to our employees, directors and consultants and our parent and subsidiary corporations’ employees, directors and consultants.

Pursuant to the 2012 Stock Incentive Plan, in connection with our initial public offering, we granted 1,264,036 options to certain of our employees with a weighted-average exercise price of $26.50 per share. These options vested upon the completion of our initial public offering and are subject to resale restrictions, which will lapse over time in accordance with the dates set forth in the applicable award agreements. In addition, in connection with our initial public offering, we granted an aggregate of 40,623 shares of unvested common stock to certain of our directors, which shares vested in January 2013. Subsequently, in fiscal 2012, we also granted unvested stock options to purchase 66,500 shares of stock.

Share Reserve. We have reserved a total of 5,830,983 shares of our common stock for issuance pursuant to the 2012 Stock Incentive Plan. In addition, the 2012 Stock Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of our initial public offering, equal to the lowest of (x) two percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, calculated on a fully diluted basis; or (y) a lower number of shares determined by our board of directors. After giving effect to all outstanding awards made under the 2012 Stock Incentive Plan as of May 10, 2013, 4,352,732 shares remained available for grant.

Administration. Our board of directors administers the 2012 Stock Incentive Plan with respect to directors and officers, and our board of directors has delegated to the compensation committee the non-exclusive authority to administer the 2012 Stock Incentive Plan with respect to employees and consultant that are not executive officers or directors. Notwithstanding the foregoing, in the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the administrator will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right and to cancel options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

Stock Options. The 2012 Stock Incentive Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors, and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under the 2012 Stock Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights. The 2012 Stock Incentive Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards. The 2012 Stock Incentive Plan allows for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. The 2012 Stock Incentive Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Transferability of Awards. The 2012 Stock Incentive Plan allows for the transfer of awards under the 2012 Stock Incentive Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the 2012 Stock Incentive Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2012 Stock Incentive Plan, and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control. The 2012 Stock Incentive Plan provides that except as otherwise provided in an individual award agreement, in the event of a corporate transaction or change in control, as such terms are defined in the 2012 Stock Incentive Plan, the portion of each outstanding award that is neither assumed nor replaced will automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the specified effective date of such corporate transaction or change in control. In addition, any incentive stock option, as defined in the 2012 Stock Incentive Plan, accelerated in connection with a corporate transaction or change in control, will remain exercisable as an incentive stock option only to the extent the dollar limitation under the Code is not exceeded.

Plan Amendments and Termination. The 2012 Stock Incentive Plan will automatically terminate ten years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2012 Stock Incentive Plan provided such action does not impair the rights under any outstanding award.

401(k) Plan

We maintain a 401(k) retirement savings plan. Each participant who is a United States employee may contribute to the 401(k) plan, through payroll deductions, up to 50% of his or her salary limited to the maximum allowed by the Internal Revenue Service regulations. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. We may make contributions to the accounts of plan participants.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of February 2, 2013:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	8,159,577	$41.41	3,700,471
Equity compensation plans not approved by security holders	—	—	—
Total	8,159,577	$41.41	3,700,471

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Reorganization

The Company was incorporated as a Delaware corporation on August 18, 2011, by Home Holdings, for the purpose of acquiring all of the stock of Home Holdings’ wholly owned subsidiary, Restoration Hardware, Inc. Until November 1, 2012, Home Holdings was our sole stockholder, holding all of our 100 issued and outstanding shares. On November 1, 2012, the Company issued 28,198,941 additional shares to Home Holdings, and the Company acquired all of the outstanding shares of Restoration Hardware, Inc. from Home Holdings. In addition, outstanding units under the Team Resto Ownership Plan were replaced by shares of our common stock issued to the participants of the Team Resto Ownership Plan. Home Holdings’ equity interests are held primarily by funds affiliated with Catterton, Tower Three and Glenhill. In this proxy statement, we refer to Catterton, Tower Three and Glenhill as our “Principal Equity Holders.”

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with Home Holdings, our Principal Equity Holders, Mr. Alberini, Mr. Friedman and certain other stockholders in connection with the offering. The registration rights agreement provides that Home Holdings, Catterton and Tower Three have registration rights whereby Home Holdings, Catterton or Tower Three can require us to register under the Securities Act any Registrable Securities (as such term is defined in the registration rights agreement) owned by Home Holdings, Catterton or Tower Three as of the date of such demand. Catterton and Tower Three are entitled to three long-form registrations each (including through Home Holdings) and an unlimited number of short-form registrations, provided that we are not obligated to effect more than two such short-form registrations in any twelve month period.

If we register any shares for public sale, our stockholders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration, subject to certain exceptions. For example, if the piggyback registration is an underwritten offering and the managing underwriters advise us that, in their opinion, the number of shares requested to be included in the offering exceeds the number which can be sold in such offering within a price range acceptable to us, we are required to include in the offering (i) first, the securities we propose to sell, (ii) second, the registrable securities requested to be included in such registration, pro rata among the holders of such registrable securities on the basis of the number of registrable securities owned by each such holder and (iii) third, any other securities requested to be included in such registration pursuant to contractual arrangements with the Company.

The registration rights agreement contains certain restrictions on sale applicable to Mr. Friedman, Mr. Alberini, Ms. Boone, Mr. Dunaj and certain other employees of the Company that, subject to certain exceptions, generally have the effect of limiting sales by such holders to a pro rata rate of sell-down corresponding to sales by Home Holdings, Catterton and Tower Three unless such selling restrictions are waived in any particular instance or as to any affected stockholder. However, Mr. Friedman will also have a preferential right to sell up to 10% of the shares offered in our first follow-on public offering, up to $15 million total.

Stockholders Agreement

In connection with our initial public offering, we entered into a stockholders agreement with Home Holdings. The stockholders agreement (and our certificate of incorporation) provides for a waiver of the corporate opportunity doctrine with respect to Home Holdings and its affiliates, including the Principal Equity Holders. If Home Holdings or its affiliates, including the Principal Equity Holders, participate in any such corporate opportunity, Thomas Mottola and Barry Sternlicht, two of our directors, will also be afforded a waiver of the corporate opportunity doctrine in connection with any participation by them in any such corporate opportunity. The stockholders agreement provides that as long as Home Holdings and the Principal Equity Holders hold at least 30% of the voting power of our outstanding common stock, Home Holdings shall have the right to nominate two members of our board of directors. Home Holdings also has the right to nominate two observers to our board of directors. Our board observers have the right to attend and participate in all meetings of the board of directors in a non-voting, observer capacity. In addition, our board observers generally receive, concurrently with members of our board of directors, notice of such meetings and a copy of all minutes, consents and other materials provided to members of our board of directors. For so long as Home Holdings and the Principal Equity Holders hold at least 30% of the voting power of our outstanding common stock, certain actions may not be taken without the approval of Home Holdings, including:

•	a change of control or the merger or consolidation of us or any of our subsidiaries;

•

entering into any contract relating to a joint venture, investment, recapitalization, reorganization or contract with any other person or the acquisition of any securities or assets of another person (other than inventory acquired in the ordinary course of business);

•	any transfer of a material amount of assets of us or any of our subsidiaries, other than inventory sold in the ordinary course of business;

•	the issuance of any capital stock of us or any of our subsidiaries, other than certain issuances upon the grant of equity awards;

•	the filing of any registration statement by us or any of our subsidiaries, or the commencement of any public offering by us or any of our subsidiaries, other than in respect of certain equity awards;

•

the guarantee, assumption, incurrence or refinancing of indebtedness for borrowed money by us or any of our subsidiaries or the pledge of, or granting of a security interest in, any of our assets or the assets of our subsidiaries other than our existing debt (under our revolving line of credit) and trade indebtedness incurred in the ordinary course of business;

•	entering into related party transactions or amending or modifying any existing related party agreement;

•	the adoption of a “poison pill” or other material defensive mechanisms not in place as of the consummation of the Company’s initial public offering;

•	the payment, declaration or setting aside of dividends or distributions on our capital stock;

•	redemptions or repurchases of our capital stock (other than repurchases of shares from employees upon termination of employment pursuant to terms of equity grants) or repricing of equity awards;

•	any amendment of our certificate of incorporation, bylaws or the terms of our common stock;

•	the creation of any new class or series of shares of having rights, preferences or privileges senior to or on a parity with our common stock;

•	the creation of any committees of the board or the board of any of our subsidiaries, or delegation of authority to a committee, except as set forth in committee charters adopted;

•	certain actions in respect of liquidation, dissolution or bankruptcy; and

•	the entering into of any agreement to do any of the foregoing.

Management Services Agreement

Restoration Hardware, Inc. and Home Holdings entered into a management services agreement as of June 17, 2008, with Catterton Management Company, LLC, Tower Three Partners LLC and GJK Capital Advisors, LLC, which agreement was terminated in connection with our initial public offering. Under the management services agreement, Catterton Management Company, LLC, Tower Three Partners LLC and GJK Capital Advisors, LLC provided management and advisory service to Restoration Hardware, Inc. and its affiliates, including general management consulting services, support and analysis with respect to financing alternatives and strategic planning functions. The aggregate fees paid to Catterton Management Company, LLC under the agreement were $5.12 million for fiscal 2012; the fees paid to Tower Three Partners LLC under the agreement were $4.83 million for fiscal 2012; and the fees paid to GJK Capital Advisors, LLC were $0.94 million for fiscal 2012. The fees paid under the management services agreement in fiscal 2012 were paid by Restoration Hardware, Inc.

Arrangements with Hierarchy

In connection with the initial public offering, Home Holdings agreed to invest $5 million, consisting of $2.5 million in an initial tranche and up to $2.5 million in one or more additional tranches, directly or indirectly, in a newly formed entity named Hierarchy, LLC (“Hierarchy”). If requested by Home Holdings and agreed to by us, we may make the subsequent investments. Following this $5 million investment, Home Holdings will indirectly hold approximately a 20% voting interest in Hierarchy. Gary Friedman has a controlling interest in Hierarchy. We have the right to acquire all or a portion of Home Holdings’ interest in Hierarchy between the second and third anniversary of the initial public offering, at the greater of then fair market value and the price paid by Home Holdings. Further, Home Holdings has assigned to us its right of first offer and co-sale right over the sale by Mr. Friedman of his interests in Hierarchy, its right of first offer over the sale of Hierarchy or any of its lines of business, and its preemptive rights on issuances of additional interests in Hierarchy. In the event that the Company acquires interests in and becomes a member of Hierarchy, the Company and any member holding 10% of the outstanding interests in Hierarchy, including Mr. Friedman, will have a right of first offer, and each such member will have a co-sale right, over any future sale by the Company of its interests in Hierarchy. We transferred to Hierarchy our minimal apparel-related assets for fair market value. Unless otherwise agreed by Home Holdings, for two years from the date of the Hierarchy agreements, Hierarchy’s lines of business will be limited to apparel and apparel related businesses. In addition, Hierarchy will be permanently prohibited from entering into lines of business in which we are engaged and certain lines of business in which we may become engaged (other than luggage, which Hierarchy may enter into after such two year period). The agreements among Hierarchy, Home Holdings, Mr. Friedman and the Company contemplate that we will enter into an agreement to provide Hierarchy with back office, logistics, supply chain and administrative support, with pricing determined based on the fair market value of such services. For so long as any transaction with Hierarchy would be deemed a related party transaction under applicable SEC rules, all transactions between us and Hierarchy will be reviewed and subject to approval or disapproval by our audit committee, none of the members of which will be affiliated with Home Holdings.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements and our advisory services agreement with Mr. Friedman, see “Executive Compensation—Employment and Other Agreements.”

Equity Grants

We have made certain equity grants to members of our senior management and certain members of our board of directors. For more information regarding these grants, see “Executive Compensation—Compensation Tables.”

Director and Officer Indemnification and Limitation of Liability

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Our Policy Regarding Related Party Transactions

We have a written policy with respect to related party transactions. Under our related party transaction policies and procedures, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the audit committee. In connection with its review of a Related Party Transaction, the audit committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Management shall present to the audit committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1.	A general description of the transaction(s), including the material terms and conditions;

2.	The name of the related party and the basis on which such person or entity is a related party;

3.	The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);

4.	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;

5.	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;

6.	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and

7.	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described above, since January 28, 2012, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2014 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. The Company’s Bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Restoration Hardware Holdings, Inc., 15 Koch Road, Suite J, Corte Madera, CA 94925.

To be timely for the 2014 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 5, 2014 and April 7, 2014. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by the Company’s Bylaws.

Requirements for Stockholder Proposals to Be Considered for Inclusion in Our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2014 annual meeting must be received by us not later than February 5, 2014 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Available Information

The Company will mail without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for fiscal year 2012, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Restoration Hardware Holdings, Inc. 15 Koch Road, Suite J Corte Madera, CA 94925 Attn: Investor Relations

The Annual Report is also available at www.ir.restorationhardware.com.

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are stockholders of the Company will be “householding” our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Investor Relations department at 15 Koch Road, Suite J, Corte Madera, CA 94925, Attn: Investor Relations, telephone number (415) 945-4998, email address investorrelations@rh.com.

Any stockholders who share the same address and currently receive multiple copies of the Company’s annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

RESTORATION HARDWARE HOLDINGS, INC. ATTN: INVESTOR RELATIONS 15 KOCH ROAD, SUITE J CORTE MADERA, CA 94925

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				☐	☐	☐

1.	Election of Directors
Nominees
01	Eri Chaya	02	Mark Demilio

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2013 fiscal year.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com .

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RESTORATION HARDWARE HOLDINGS, INC.

Annual Meeting of Stockholders

June 27, 2013 11:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) appoint(s) Carlos Alberini and Karen Boone with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Restoration Hardware Holdings, Inc. (the “Company”) that are held of record by the undersigned as of May 10, 2013, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 27, 2013, at the St. Regis Hotel, Meeting Room: Collections, 125 3rd St, San Francisco, CA 94103, at 11:00 am (Pacific time), and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES IDENTIFIED HEREIN TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side